Banc of California Reports Strong Profitability, $1.2 Billion in Loan Fundings, and Net Interest Margin Expansion for Second Quarter 2022

SANTA ANA, Calif., (July 21, 2022) — Banc of California, Inc. (NYSE: BANC) today reported net income and net income available to common stockholders of $26.7 million, or $0.43 per diluted common share, for the second quarter of 2022. This compares to net income of $48.5 million and net income available to common stockholders of $43.3 million, or $0.69 per diluted common share, for the first quarter of 2022. The first quarter of 2022 net income available to common stockholders included a $31.3 million pre-tax recovery from the settlement of a previously charged-off loan and a $3.7 million after-tax charge related to the redemption of Series E Preferred Stock.
Second quarter highlights:

•Adjusted EPS of $0.45
•Pre-tax pre-provision return on average assets of 1.58%, up from 1.54% in the prior quarter
•Net interest margin of 3.58%, an increase of 7 basis points from the prior quarter
•Average noninterest-bearing deposits of 38%, flat with the prior quarter
•Tangible book value per share of $14.05, flat with the prior quarter
•Average cost of total deposits of 0.17%, an increase of 9 basis points from the prior quarter
•Allowance for credit losses at 1.34% of total loans and 224% of non-performing loans, up from 1.32% and 181% in the prior quarter
•Repurchased $38.9 million of common stock during the quarter and $51.9 million cumulatively through July 20

Jared Wolff, President & CEO of Banc of California, commented, “We delivered another quarter of solid operating performance which is a good representation of our strong commercial banking franchise: well diversified, robust loan production funded with a low-cost deposit base; disciplined expense control; and solid asset quality in our conservatively underwritten, well secured loan portfolio. We capitalized on the resilient economic conditions and loan demand we are experiencing in California to generate $1.2 billion in loan fundings during the second quarter, which was the highest level of fundings in over 3 years.

Mr. Wolff continued, “Although interest rates have increased, our loan pipeline remains strong, which should result in continued loan growth in the second half of the year, as well as further expansion of our operating leverage. We believe that our asset sensitive balance sheet will benefit from the rising rate environment and position us to continue delivering strong financial results for the benefit of shareholders.”

Lynn Hopkins, Chief Financial Officer of Banc of California, said, “During the second quarter, our net interest margin increased seven basis points. We believe our current loan pipeline reflects the higher interest rate environment, which should lead to additional expansion in our net interest margin going forward, providing us with another catalyst for driving further increases in earnings per share and our level of returns.”

Income Statement Highlights

	Three Months Ended					Six Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
	($ in thousands)
Total interest and dividend income	$88,418	$84,269	$81,573	$71,791	$69,677	$172,687	$138,295
Total interest expense	10,119	7,828	8,534	8,815	9,830	17,947	20,532
Net interest income	78,299	76,441	73,039	62,976	59,847	154,740	117,763
Total noninterest income	7,186	5,910	5,605	5,519	3,443	13,096	8,252
Total revenue	85,485	82,351	78,644	68,495	63,290	167,836	126,015
Total noninterest expense	48,612	46,596	58,872	37,811	39,832	95,208	86,995
Pre-tax / pre-provision income(1)	36,873	35,755	19,772	30,684	23,458	72,628	39,020
Provision for (reversal of) credit losses	—	(31,542)	11,262	(1,147)	(2,154)	(31,542)	(3,261)
Income tax expense	10,161	18,785	2,759	8,661	6,562	28,946	8,856
Net income	$26,712	$48,512	$5,751	$23,170	$19,050	$75,224	$33,425

Net income available to common stockholders(2)	$26,712	$43,345	$4,024	$21,443	$17,323	$70,057	$25,088
(1)Non-GAAP Measure
(2)Balance represents the net income available to common stockholders after subtracting preferred stock dividends, income allocated to participating securities, participating securities dividends, and impact of preferred stock redemption from net income. Refer to the Statements of Operations for additional detail on these amounts.

Net interest income
Q2-2022 vs Q1-2022
Net interest income increased $1.9 million to $78.3 million for the second quarter due to higher yield on interest-earning assets, offset by lower average interest-earning assets and higher average interest-bearing liabilities balances and costs.
The net interest margin increased 7 basis points to 3.58% for the second quarter as the average interest-earning assets yield increased 17 basis points and the cost of average total funding increased 10 basis points. The yield on average interest-earning assets increased to 4.04% for the second quarter from 3.87% for the first quarter due to the mix of interest-earning assets and higher yields on loan and securities. The average yield on loans increased 9 basis points to 4.35% during the second quarter as a result of the portfolio mix and the impact of higher market interest rates. The loan yield includes the impact of prepayment penalty fees, the net reversal or recapture of nonaccrual loan interest, accelerated discount accretion on the early payoff of purchased loans, and accelerated fees from PPP loan forgiveness; these items increased the loan yield by 10 basis points in both the second quarter and prior quarter.
The average cost of funds increased 10 basis points to 0.49% for the second quarter from 0.39% for the first quarter. This increase was driven by the higher average cost of interest-bearing deposits. Average noninterest-bearing deposits represented 38% of total average deposits for both the second quarter and the first quarter. Average noninterest-bearing deposits were $9.2 million higher in the second quarter compared to the first quarter while average deposits were $11.8 million higher for the linked quarters. Average Federal Home Loan Bank (FHLB) advances and other borrowings increased $27.1 million. The average cost of interest-bearing liabilities increased 16 basis points to 0.74% for the second quarter from 0.58% for the first quarter due to higher cost of interest-bearing deposits. The average cost of interest-bearing deposits increased 16 basis points to 0.28% for the second quarter from 0.12% for the first quarter. The average cost of total deposits increased 9 basis points to 0.17% for the second quarter due mostly to higher market interest rates. The spot rate of total deposits was 0.21% at the end of the second quarter.

YTD 2022 vs YTD 2021
Net interest income increased $37.0 million to $154.7 million for the six months ended June 30, 2022 due to higher average balances and yield on interest-earning assets, higher average balances and lower costs of interest-bearing liabilities.
The net interest margin increased 32 basis points to 3.55% as the average earning-assets yield increased 16 basis points and the average cost of total funding decreased 16 basis points. The yield on average interest-earning assets increased to 3.96% for the six months ended June 30, 2022, from 3.80% for 2021 due mostly to the mix of interest-earning assets and higher market interest rates. Average loans represented 82.6% of average earnings assets in 2022 compared to 78.6% for the same period in 2021 Average loans increased by $1.49 billion from ongoing loan growth, including the acquisition of Pacific Mercantile Bancorp (PMB) in the fourth quarter of 2021. The yield on average loans for the six months ended June 30, 2022 was 4.31% compared to 4.30% for the same period in 2021. The yield on average investment securities and other interest-earning assets.increased 34 basis points and 47 basis points, respectively, for the six months ended June 30, 2022, compared to the same period in 2021.
The average cost of funds decreased 16 basis points to 0.44% for the six months ended June 30, 2022 from 0.60% for 2021. This decrease was driven by the lower average cost of interest-bearing liabilities and the overall improved funding mix, including higher average noninterest-bearing deposits as a result of growth from business development efforts and the acquisition of PMB. Average noninterest-bearing deposits represented 38% of total average deposits for the six months ended June 30, 2022 compared to 28% for the same period in 2021. Average noninterest-bearing deposits were $1.09 billion higher during the six months ended June 30, 2022 compared to the same period in 2021 while average total deposits were $1.20 billion higher. Average FHLB advances and other borrowings increased $146.5 million due mostly to higher overnight borrowings offset by lower term advances. The average cost of interest-bearing liabilities decreased 14 basis points to 0.66% for the six months ended June 30, 2022 compared to the same period in 2021. This included a 15 basis points decline in the average cost of interest-bearing deposits to 0.20% for the six months ended June 30, 2022 compared to 0.35% for the same period in 2021. The average cost of total deposits decreased 13 basis points to 0.12% for the six months ended June 30, 2022.
Provision for credit losses
Q2-2022 vs Q1-2022
There was no provision for credit losses for the second quarter, compared to a reversal of $31.5 million for the first quarter. The first quarter reversal of credit losses included $31.3 million related to a recovery from the settlement of a loan previously charged-off in 2019.

YTD 2022 vs YTD 2021
During the six months ended June 30, 2022, the provision for credit losses was a reversal of $31.5 million, compared to a reversal of $3.3 million during 2021. The higher reversal of credit losses for the six months ended June 30, 2022 was due to recovery from the settlement of a loan previously charged-off in 2019.
Noninterest income
Q2-2022 vs Q1-2022
Noninterest income increased $1.3 million to $7.2 million for the second quarter compared to the prior quarter due mostly to higher other income. All other income increased $1.2 million due to higher income from equity investments of $2.1 million, partially offset by a fair value write-down of $455 thousand recorded on loans held for sale and the first quarter including a $771 thousand gain related to a sale-leaseback transaction; there were no sale-leaseback transactions in the second quarter. Gains or losses from equity investments are recorded based on the most recent information available from the investee and fluctuates based on their underlying performance.
YTD 2022 vs YTD 2021
Noninterest income for the six months ended June 30, 2022 increased $4.8 million to $13.1 million compared to 2021. The increase in noninterest income reflected a full six months of activity from the acquisition of PMB and was mainly due to higher customer service fees, income from bank-owned life insurance, and all other income. Customer services fees increased $1.3 million due mostly to higher deposit activity fees of $1.8 million attributed to higher average deposit balances, offset by lower loan fees of $594 thousand. Income from bank-owned life insurance increased $244 thousand due to higher average balances. The $3.3 million increase in all other income is due mostly to higher income from equity investments of $2.4 million and a $771 thousand gain related to a sale-leaseback transaction during the first quarter of 2022.

Noninterest expense
Q2-2022 vs Q1-2022
Noninterest expense increased $2.0 million to $48.6 million for the second quarter compared to the first quarter. The increase was due mostly to (i) higher professional fees of $1.2 million, due mostly to higher legal fees and (ii) higher net loss in alternative energy partnership investments of $885 thousand, offset by a decrease in salaries and employee benefits of $723 thousand attributed to higher payroll-related items typical of the first quarter. Professional fees included net indemnified legal expenses of $455 thousand in the second quarter compared to net recoveries of $106 thousand during the first quarter.

Total operating costs, defined as noninterest expense adjusted for certain expense items (refer to section Non-GAAP Measures), increased $570 thousand to $47.1 million for the second quarter compared to $46.5 million for the prior quarter. This increase is due mostly to higher professional fees of $639 thousand and all other expenses of $580 thousand due mostly to loan-related expenses, offset by lower salaries and benefits of $723 thousand as the higher payroll-related items typical of the first quarter were lower in the second quarter.

YTD 2022 vs YTD 2021
Noninterest expense for the six months ended June 30, 2022 increased $8.2 million to $95.2 million compared to the prior year. The increase was primarily due to: (i) higher salaries and employee benefits of $6.5 million and occupancy and equipment of $1.3 million due to the increases in personnel and facilities from the acquisition of PMB, (ii) higher professional fees of $1.2 million, due mostly to a $1.9 million increase in legal fees, net of insurance recoveries, offset by a $619 thousand decrease in other professional fees and (iii) higher all other expenses of $2.2 million due to including the operations of PMB. These increases were partially offset by: (i) higher reversal of loan repurchase reserves of $730 thousand, (ii) lower merger-related costs of $1.4 million and (iii) lower loss in alternative energy partnership investments of $1.6 million.

Income taxes
Q2-2022 vs Q1-2022
Income tax expense totaled $10.2 million for the second quarter resulting in an effective tax rate of 27.6% compared to $18.8 million for the first quarter and an effective tax rate of 27.9%. The effective tax rate for 2022 is expected to be similar to the effective income tax rate for the second quarter.
YTD 2022 vs YTD 2021
Income tax expense totaled $28.9 million for the six months ended June 30, 2022, representing an effective tax rate of 27.8%, compared to $8.9 million and an effective tax rate of 20.9% for 2021. The effective tax rate for the six months ended June 30, 2022 was higher than the comparable 2021 period due mostly to the first quarter of 2021 including a net tax benefit of $2.1 million resulting from the exercise of all previously issued outstanding stock appreciation rights.

Balance Sheet
At June 30, 2022, total assets were $9.50 billion, which represented a linked-quarter decrease of $81.4 million. The following table shows selected balance sheet line items as of the dates indicated:

						Amount Change
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	Q2-22 vs. Q1-22	Q2-22 vs. Q2-21

	($ in thousands)
Securities held-to-maturity	$329,272	$329,381	$—	$—	$—	$(109)	$329,272
Securities available-for-sale	$865,435	$898,775	$1,315,703	$1,303,368	$1,353,154	$(33,340)	$(487,719)
Loans held-for-investment	$7,451,264	$7,451,573	$7,251,480	$6,228,575	$5,985,477	$(309)	$1,465,787
Total assets	$9,502,113	$9,583,540	$9,393,743	$8,278,741	$8,027,413	$(81,427)	$1,474,700

Noninterest-bearing deposits	$2,826,599	$2,958,632	$2,788,196	$2,107,709	$1,808,918	$(132,033)	$1,017,681
Total deposits	$7,558,683	$7,479,701	$7,439,435	$6,543,225	$6,206,544	$78,982	$1,352,139
Borrowings (1)	$884,282	$1,020,842	$775,445	$762,444	$871,973	$(136,560)	$12,309
Total liabilities	$8,552,983	$8,604,531	$8,328,453	$7,433,938	$7,198,051	$(51,548)	$1,354,932
Total equity	$949,130	$979,009	$1,065,290	$844,803	$829,362	$(29,879)	$119,768
(1)Represents Advances from Federal Home Loan Bank, Other Borrowings and Long Term Debt, net.
Investments
Securities held-to-maturity totaled $329.3 million at June 30, 2022 and included $215.1 million in agency securities and $114.2 million in municipal securities.
Securities available-for-sale decreased $33.3 million during the second quarter to $865.4 million at June 30, 2022, including principal payments of $12.2 million and higher unrealized net losses of $21.0 million. The higher net unrealized losses were due mostly to the impact of increases in longer-term market interest rates on the value of each class of securities. As of June 30, 2022, the securities available-for-sale portfolio included $478.2 million of CLOs, $165.4 million of agency securities, $163.3 million of corporate debt securities, $45.5 million of residential collateralized mortgage obligations, and $13.1 million of SBA securities. The CLO portfolio, which is comprised only of AA and AAA rated securities, represented 40% of the total securities portfolio and the carrying value included an unrealized net loss of $14.6 million at June 30, 2022, compared to 40% of the total securities portfolio and an unrealized net loss of $4.8 million at March 31, 2022.

Loans
The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	($ in thousands)
Composition of loans
Commercial real estate	$1,204,414	$1,163,381	$1,311,105	$907,224	$871,790
Multifamily	1,572,308	1,397,761	1,361,054	1,295,613	1,325,770
Construction	228,341	225,153	181,841	130,536	150,557
Commercial and industrial	1,273,307	1,224,908	1,066,497	773,681	725,596
Commercial and industrial - warehouse lending	1,160,157	1,574,549	1,602,487	1,522,945	1,345,314
SBA	92,235	133,116	205,548	181,582	253,924
Total commercial loans	5,530,762	5,718,868	5,728,532	4,811,581	4,672,951
Single-family residential mortgage	1,832,279	1,637,307	1,420,023	1,393,696	1,288,176
Other consumer	88,223	95,398	102,925	23,298	24,350
Total consumer loans	1,920,502	1,732,705	1,522,948	1,416,994	1,312,526
Total gross loans	$7,451,264	$7,451,573	$7,251,480	$6,228,575	$5,985,477
Composition percentage of loans
Commercial real estate	16.2%	15.6%	18.1%	14.6%	14.6%
Multifamily	21.1%	18.8%	18.8%	20.7%	22.2%
Construction	3.1%	3.0%	2.5%	2.1%	2.5%
Commercial and industrial	17.1%	16.4%	14.7%	12.4%	12.1%
Commercial and industrial - warehouse lending	15.5%	21.1%	22.1%	24.5%	22.5%
SBA	1.2%	1.8%	2.8%	2.9%	4.2%
Total commercial loans	74.2%	76.7%	79.0%	77.2%	78.1%
Single-family residential mortgage	24.6%	22.0%	19.6%	22.4%	21.5%
Other consumer	1.2%	1.3%	1.4%	0.4%	0.4%
Total consumer loans	25.8%	23.3%	21.0%	22.8%	21.9%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

Total loans ended the second quarter of 2022 at $7.45 billion, relatively unchanged from March 31, 2022, due to growth in commercial real estate, multifamily, commercial and industrial and single-family residential mortgage, which was offset by a decrease in commercial and industrial - warehouse lending and SBA. Loan fundings of $1.21 billion in the second quarter included single-family residential purchases of $277.2 million and were offset by paydowns and payoffs of $793.5 million and net warehouse paydowns of $414.4 million. At June 30, 2022, SBA loans included $28.4 million of PPP loans, compared to $58.3 million at March 31, 2022. Total commercial loans, excluding PPP loans and warehouse lending, increased $256.2 million, or 25.1% on an annualized basis during the second quarter.

Deposits
The following table sets forth the composition of our deposits at the dates indicated:

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	($ in thousands)
Composition of deposits
Noninterest-bearing checking	$2,826,599	$2,958,632	$2,788,196	$2,107,709	$1,808,918
Interest-bearing checking	2,359,857	2,395,329	2,393,386	2,214,678	2,217,306
Savings and money market	1,622,922	1,605,088	1,751,135	1,661,013	1,593,724
Non-brokered certificates of deposit	615,719	520,652	506,718	559,825	586,596
Brokered certificates of deposit	133,586	—	—	—	—
Total deposits	$7,558,683	$7,479,701	$7,439,435	$6,543,225	$6,206,544
Composition percentage of deposits
Noninterest-bearing checking	37.4%	39.6%	37.5%	32.2%	29.1%
Interest-bearing checking	31.2%	32.0%	32.2%	33.8%	35.7%
Savings and money market	21.5%	21.4%	23.5%	25.4%	25.7%
Non-brokered certificates of deposit	8.1%	7.0%	6.8%	8.6%	9.5%
Brokered certificates of deposit	1.8%	—%	—%	—%	—%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Total deposits increased $79.0 million during the second quarter of 2022 to $7.56 billion at June 30, 2022, due mostly to higher certificate of deposit balances of $228.7 million and savings and money market balances of $17.8 million, offset by lower noninterest-bearing checking balances of $132.0 million and lower interest-bearing checking balances of $35.5 million. Noninterest-bearing deposits totaled $2.83 billion and represented 37.4% of total deposits at June 30, 2022, compared to $2.96 billion, or 39.6% of total deposits, at March 31, 2022.
Debt
Advances from the FHLB decreased $44.7 million during the second quarter to $511.7 million at June 30, 2022, due to lower overnight advances. At June 30, 2022, FHLB advances included $105.0 million of overnight borrowings and $411.0 million in term advances with a weighted average life of 3.5 years and weighted average interest rate of 2.53%. Other borrowings totaled $98.0 million at June 30, 2022, down from $190.0 million at March 31, 2022, and related mostly to unsecured overnight borrowings from various financial institutions through the American Financial Exchange platform.
Equity
During the second quarter total stockholders’ equity decreased by $29.9 million to $949.1 million and tangible common equity decreased by $29.6 million to $849.3 million at June 30, 2022. The decrease in total common stockholders’ equity for the second quarter included the repurchase of common stock of $38.9 million, accumulated other comprehensive net loss of $14.9 million, and dividends to common stockholders of $3.7 million, partially offset by net income of $26.7 million and share-based award compensation of $1.5 million. Book value per common share increased to $15.70 as of June 30, 2022, from $15.65 at March 31, 2022. Tangible book value per common share (refer to section Non-GAAP Measures) remained unchanged at $14.05 as of June 30, 2022 compared to March 31, 2022.
During the second quarter of 2022, common stock repurchased under the program authorized during the first quarter of 2022 totaled 2,113,176 shares at a weighted average price of $18.38. As of June 30, 2022, the Company had $31.9 million remaining under the current stock repurchase authorization. Through July 20, 2022, repurchases of Company common stock total 2,813,978 shares at a weighted average price of $18.45 per share, or $51.9 million under the stock repurchase plan. The repurchased shares represent approximately 4% of the shares outstanding at the time this $75 million program was authorized.
Capital ratios remain strong with total risk-based capital at 13.68% and a tier 1 leverage ratio of 9.59% at June 30, 2022. The interim capital relief related to the adoption of the current expected credit losses (CECL) accounting standard increased the

Bank's leverage ratio by approximately 9 basis points at June 30, 2022. The following table sets forth our regulatory capital ratios as of the dates indicated:

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	13.68%	13.79%	14.98%	14.73%	15.33%
Tier 1 risk-based capital ratio	11.28%	11.40%	12.55%	12.35%	12.71%
Common equity tier 1 capital ratio	11.28%	11.40%	11.31%	10.86%	11.14%
Tier 1 leverage ratio	9.59%	9.72%	10.37%	9.80%	9.89%
Banc of California, NA
Total risk-based capital ratio	15.54%	15.66%	15.71%	16.31%	17.25%
Tier 1 risk-based capital ratio	14.41%	14.54%	14.60%	15.22%	16.09%
Common equity tier 1 capital ratio	14.41%	14.54%	14.60%	15.22%	16.09%
Tier 1 leverage ratio	12.27%	12.38%	12.06%	12.08%	12.52%
(1)June 30, 2022 capital ratios are preliminary.

Credit Quality

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$38,285	$27,067	$40,142	$23,144	$16,983
90+ days delinquent	23,905	33,930	32,609	21,979	17,998
Total delinquent loans	$62,190	$60,997	$72,751	$45,123	$34,981
Total delinquent loans to total loans	0.83%	0.82%	1.00%	0.72%	0.58%
Non-performing assets, excluding loans held-for-sale
Non-accrual loans	$44,443	$54,529	$52,558	$45,621	$51,299
90+ days delinquent and still accruing loans	—	—	—	—	—
Non-performing loans	44,443	54,529	52,558	45,621	51,299
Other real estate owned	—	—	—	—	3,253
Non-performing assets	$44,443	$54,529	$52,558	$45,621	$54,552
ALL to non-performing loans	211.04%	170.97%	176.16%	161.16%	147.93%
Non-performing loans to total loans held-for-investment	0.60%	0.73%	0.72%	0.73%	0.86%
Non-performing assets to total assets	0.47%	0.57%	0.56%	0.55%	0.68%
Troubled debt restructurings (TDRs)
Performing TDRs	$10,946	$14,850	$12,538	$5,835	$6,029
Non-performing TDRs	14,989	15,059	4,146	2,366	3,120
Total TDRs	$25,935	$29,909	$16,684	$8,201	$9,149

Total delinquent loans increased $1.2 million in the second quarter to $62.2 million at June 30, 2022, due mostly to additions of $29.2 million, offset by $21.7 million returning to current status and $6.3 million in other reductions including paydowns. The additions included (i) $18.1 million in single-family residential mortgage loans, (ii) $6.0 million in commercial and industrial loans and (iii) $4.6 million in SBA loans. At June 30, 2022, delinquent loans included (i) SFR loans of $32.5 million, (ii) SBA loans of $15.0 million, of which $12.6 million are guaranteed, and (iii) other loans of $14.7 million.

Non-performing loans decreased $10.1 million to $44.4 million as of June 30, 2022, of which $18.4 million, or 41%, relates to loans in a current payment status. The second quarter decrease was due mostly to $5.7 million in loans returning to accrual status and $4.7 million in payoffs, paydowns, and charge-offs, offset by additions of $259 thousand. At June 30, 2022, non-performing loans included (i) a $12.4 million commercial and industrial loan acquired in the PMB acquisition, (ii) SBA loans totaling $10.5 million, of which $8.6 million is guaranteed, (iii) SFR loans totaling $7.3 million, and (iv) other commercial loans of $13.9 million.
Allowance for Credit Losses

	Three Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	($ in thousands)
Allowance for loan losses (ALL)
Balance at beginning of period	$93,226	$92,584	$73,524	$75,885	$79,353
Initial reserve for purchased credit-deteriorated loans(1)	—	—	13,650	—	—
Loans charged off	(494)	(231)	(8,108)	(327)	(886)
Recoveries	1,561	32,215	2,628	532	26
Net recoveries (charge-offs)	1,067	31,984	(5,480)	205	(860)
(Reversal of) provision for loan losses	(500)	(31,342)	10,890	(2,566)	(2,608)
Balance at end of period	$93,793	$93,226	$92,584	$73,524	$75,885
Reserve for unfunded loan commitments
Balance at beginning of period	$5,405	$5,605	$5,233	$3,814	$3,360
(Reversal of) provision for credit losses	500	(200)	372	1,419	454
Balance at end of period	5,905	5,405	5,605	5,233	3,814
Allowance for credit losses (ACL)	$99,698	$98,631	$98,189	$78,757	$79,699

ALL to total loans	1.26%	1.25%	1.28%	1.18%	1.27%
ACL to total loans	1.34%	1.32%	1.35%	1.26%	1.33%
ACL to total loans, excluding PPP loans	1.34%	1.33%	1.38%	1.29%	1.38%
ACL to NPLs	224.33%	180.88%	186.82%	172.63%	155.36%
Annualized net loan charge-offs (recoveries) to average total loans held-for-investment	(0.06)%	(1.79)%	0.32%	(0.01)%	0.06%

Reserve for loss on repurchased loans
Balance at beginning of period	$3,877	$4,348	$5,023	$5,095	$5,383
(Reversal of) provision for loan repurchases	(490)	(471)	(675)	(42)	(99)
Utilization of reserve for loan repurchases	(165)	—	—	(30)	(189)
Balance at end of period	$3,222	$3,877	$4,348	$5,023	$5,095
(1)Represents the amounts, at acquisition date, of expected credit losses on PCD loans and expected recoveries of PCD loans charged-off prior to acquisition date that we have a contractual right to receive.

The allowance for expected credit losses (ACL), which includes the reserve for unfunded loan commitments, totaled $99.7 million, or 1.34% of total loans, at June 30, 2022, compared to $98.6 million, or 1.32% of total loans, at March 31, 2022. The $1.1 million increase in the ACL was due primarily to: (i) net recoveries of $1.1 million, (ii) higher specific reserves of $484 thousand, and (iii) higher reserve for unfunded commitments of $500 thousand, offset by lower general loan reserves of $1.0 million. The ACL coverage of non-performing loans was 224% at June 30, 2022 compared to 181% at March 31, 2022.

The ACL methodology uses a nationally recognized, third-party model that includes many assumptions based on historical and peer loss data, current loan portfolio risk profile including risk ratings, and economic forecasts including macroeconomic variables released by the model provider during June 2022. The published forecasts consider rising inflation, higher oil prices, ongoing supply chain issues and the military conflict between Russia and Ukraine, among other factors.

Conference Call
The Company will host a conference call to discuss its second quarter 2022 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, July 21, 2022. Interested parties are welcome to attend the conference call by dialing (888) 317-6003, and referencing event code 1795053. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 8741948.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with $9.5 billion in assets at June 30, 2022 and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 36 offices including 31 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission (SEC). In addition to those, statements about the potential effects of the COVID-19 pandemic on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Banc of California, Inc. and its subsidiaries, their customers and third parties. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599

Banc of California, Inc.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
ASSETS
Cash and cash equivalents	$243,064	$254,241	$228,123	$185,840	$163,332
Securities held-to-maturity	329,272	329,381	—	—	—
Securities available-for-sale	865,435	898,775	1,315,703	1,303,368	1,353,154
Loans	7,451,264	7,451,573	7,251,480	6,228,575	5,985,477
Allowance for loan losses	(93,793)	(93,226)	(92,584)	(73,524)	(75,885)
Federal Home Loan Bank and other bank stock	51,489	51,456	44,632	44,604	44,569
Servicing rights, net	24,043	1,295	1,309	1,022	1,162
Other real estate owned, net	—	—	—	—	3,253
Premises and equipment, net	108,523	109,593	112,868	114,011	118,649
Alternative energy partnership investments, net	23,531	25,156	25,888	25,196	24,068
Goodwill	95,127	95,127	94,301	37,144	37,144
Other intangible assets, net	4,677	4,990	6,411	1,787	2,069
Deferred income tax, net	54,455	51,516	50,774	40,659	41,628
Income tax receivable	4,563	1,045	7,952	2,107	4,084
Bank owned life insurance investment	125,326	124,516	123,720	113,884	113,168
Operating lease right of use assets	32,632	34,189	35,442	29,054	20,364
Other assets	182,505	243,913	187,724	225,014	191,177
Total assets	$9,502,113	$9,583,540	$9,393,743	$8,278,741	$8,027,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$2,826,599	$2,958,632	$2,788,196	$2,107,709	$1,808,918
Interest-bearing deposits	4,732,084	4,521,069	4,651,239	4,435,516	4,397,626
Total deposits	7,558,683	7,479,701	7,439,435	6,543,225	6,206,544
Advances from Federal Home Loan Bank	511,695	556,374	476,059	405,738	490,419
Other borrowings	98,000	190,000	25,000	100,000	125,000
Long-term debt, net	274,587	274,468	274,386	256,706	256,554
Reserve for loss on repurchased loans	3,222	3,877	4,348	5,023	5,095
Operating lease liabilities	37,500	39,259	40,675	30,390	21,588
Accrued expenses and other liabilities	69,296	60,852	68,550	92,856	92,851
Total liabilities	8,552,983	8,604,531	8,328,453	7,433,938	7,198,051
Commitments and contingent liabilities
Preferred stock	—	—	94,956	94,956	94,956
Common stock	647	646	646	527	527
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	856,079	855,198	854,873	631,512	630,654
Retained earnings	210,471	187,457	147,894	147,682	129,307
Treasury stock	(84,013)	(45,125)	(40,827)	(40,827)	(40,827)
Accumulated other comprehensive (loss) income, net	(34,059)	(19,172)	7,743	10,948	14,740
Total stockholders’ equity	949,130	979,009	1,065,290	844,803	829,362
Total liabilities and stockholders’ equity	$9,502,113	$9,583,540	$9,393,743	$8,278,741	$8,027,413

Banc of California, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended					Six Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Interest and dividend income
Loans, including fees	$78,895	$76,234	$73,605	$63,837	$61,900	$155,129	$123,245
Securities	8,124	7,309	6,934	7,167	6,986	15,433	13,487
Other interest-earning assets	1,399	726	1,034	787	791	2,125	1,563
Total interest and dividend income	88,418	84,269	81,573	71,791	69,677	172,687	138,295
Interest expense
Deposits	3,180	1,388	2,072	2,412	3,543	4,568	7,829
Federal Home Loan Bank advances	3,114	2,953	2,977	2,990	2,944	6,067	6,056
Other interest-bearing liabilities	3,825	3,487	3,485	3,413	3,343	7,312	6,647
Total interest expense	10,119	7,828	8,534	8,815	9,830	17,947	20,532
Net interest income	78,299	76,441	73,039	62,976	59,847	154,740	117,763
Provision for (reversal of) credit losses	—	(31,542)	11,262	(1,147)	(2,154)	(31,542)	(3,261)
Net interest income after provision for (reversal of) credit losses	78,299	107,983	61,777	64,123	62,001	186,282	121,024
Noninterest income
Customer service fees	2,578	2,434	2,037	1,900	1,990	5,012	3,748
Loan servicing income	109	212	119	170	38	321	306
Income from bank owned life insurance	810	796	794	715	690	1,606	1,362
Net gain on sale of securities available for sale	—	16	—	—	—	16	—
Net gain on sale of loans	—	—	275	—	—	—	—
All other income	3,689	2,452	2,380	2,734	725	6,141	2,836
Total noninterest income	7,186	5,910	5,605	5,519	3,443	13,096	8,252
Noninterest expense
Salaries and employee benefits	28,264	28,987	27,811	24,786	25,042	57,251	50,761
Occupancy and equipment	7,876	7,855	7,855	7,124	7,277	15,731	14,473
Professional fees	4,107	2,907	3,921	892	1,749	7,014	5,771
Data processing	1,782	1,828	1,939	1,646	1,621	3,610	3,276
Regulatory assessments	1,021	775	1,040	812	769	1,796	1,543
(Reversal of) provision for loan repurchase reserves	(490)	(471)	(675)	(42)	(99)	(961)	(231)
Amortization of intangible assets	313	441	430	282	282	754	564
Merger-related costs	—	—	13,469	1,000	700	—	1,400
All other expense	4,696	4,116	4,302	3,096	3,320	8,812	6,637
Total noninterest expense before loss (gain) in alternative energy partnership investments	47,569	46,438	60,092	39,596	40,661	94,007	84,194
Loss (gain) in alternative energy partnership investments	1,043	158	(1,220)	(1,785)	(829)	1,201	2,801
Total noninterest expense	48,612	46,596	58,872	37,811	39,832	95,208	86,995
Income before income taxes	36,873	67,297	8,510	31,831	25,612	104,170	42,281
Income tax expense	10,161	18,785	2,759	8,661	6,562	28,946	8,856
Net income	26,712	48,512	5,751	23,170	19,050	75,224	33,425
Preferred stock dividends	—	1,420	1,727	1,727	1,727	1,420	4,868
Income allocated to participating securities	—	—	—	—	—	—	122
Impact of preferred stock redemption	—	3,747	—	—	—	3,747	3,347
Net income available to common stockholders	$26,712	$43,345	$4,024	$21,443	$17,323	$70,057	$25,088
Earnings per common share:
Basic	$0.44	$0.69	$0.07	$0.42	$0.34	$1.13	$0.50
Diluted	$0.43	$0.69	$0.07	$0.42	$0.34	$1.13	$0.49
Weighted average number of common shares outstanding
Basic	61,350,802	62,606,450	60,401,366	50,716,680	50,650,186	61,974,582	50,501,369
Diluted	61,600,615	62,906,003	60,690,046	50,909,317	50,892,202	62,248,376	50,810,285
Dividends declared per common share	$0.06	$0.06	$0.06	$0.06	$0.06	$0.12	$0.12

Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Profitability and other ratios of consolidated operations
Return on average assets(1)	1.15%	2.09%	0.24%	1.13%	0.98%	1.62%	0.86%
Return on average equity(1)	11.05%	18.74%	2.20%	10.84%	9.38%	15.02%	7.92%
Return on average tangible common equity(1)(2)	12.43%	20.29%	2.04%	12.04%	10.34%	16.35%	7.55%
Pre-tax pre-provision income ROAA(1)(2)	1.58%	1.54%	0.84%	1.50%	1.20%	1.56%	1.00%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.65%	1.55%	1.39%	1.35%	1.13%	1.60%	1.10%
Dividend payout ratio(3)	13.64%	8.70%	85.71%	14.29%	17.65%	10.62%	24.00%
Average loan yield	4.35%	4.26%	4.20%	4.18%	4.30%	4.31%	4.30%
Average cost of interest-bearing deposits	0.28%	0.12%	0.17%	0.22%	0.32%	0.20%	0.35%
Average cost of total deposits	0.17%	0.08%	0.11%	0.15%	0.23%	0.12%	0.25%
Net interest spread	3.30%	3.29%	3.05%	3.06%	3.04%	3.30%	3.00%
Net interest margin(1)	3.58%	3.51%	3.28%	3.28%	3.27%	3.55%	3.23%
Noninterest income to total revenue(4)	8.41%	7.18%	7.13%	8.06%	5.44%	7.80%	6.55%
Noninterest income to average total assets(1)	0.31%	0.26%	0.24%	0.27%	0.18%	0.28%	0.21%
Noninterest expense to average total assets(1)	2.09%	2.01%	2.50%	1.84%	2.04%	2.05%	2.24%
Adjusted noninterest expense to average total assets(1)(2)	2.02%	2.01%	1.95%	1.99%	2.11%	2.02%	2.14%
Efficiency ratio(2)(5)	56.87%	56.58%	74.86%	55.20%	62.94%	56.73%	69.04%
Adjusted efficiency ratio(2)(6)	55.11%	56.52%	58.47%	59.49%	65.17%	55.80%	66.15%
Average loans to average deposits	98.21%	98.28%	92.99%	94.99%	92.74%	98.25%	93.24%
Average securities to average total assets	13.02%	13.76%	13.83%	16.55%	16.71%	13.39%	16.22%
Average stockholders’ equity to average total assets	10.38%	11.18%	11.10%	10.41%	10.41%	10.78%	10.85%

(1)Ratio presented on an annualized basis.
(2)Ratio determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.
(3)Ratio calculated by dividing dividends declared per common share by basic earnings (loss) per common share.
(4)Total revenue is equal to the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(5)Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(6)Ratio calculated by dividing adjusted noninterest expense by the sum of net interest income before provision for (reversal of) credit losses and adjusted noninterest income.

Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2022			March 31, 2022			December 31, 2021
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,889,652	$31,290	4.34%	$2,850,811	$31,367	4.46%	$2,809,181	$32,184	4.55%
Commercial and industrial and SBA	2,527,506	29,334	4.66%	2,748,541	30,043	4.43%	2,631,596	28,028	4.23%
SFR mortgage	1,755,719	16,795	3.84%	1,562,478	13,273	3.45%	1,418,057	11,884	3.32%
Other consumer	93,160	1,450	6.24%	97,516	1,523	6.33%	85,193	1,483	6.91%
Loans held-for-sale	3,618	26	2.88%	3,428	28	3.31%	3,309	26	3.12%
Gross loans and leases	7,269,655	78,895	4.35%	7,262,774	76,234	4.26%	6,947,336	73,605	4.20%
Securities	1,216,612	8,124	2.68%	1,292,079	7,309	2.29%	1,290,664	6,934	2.13%
Other interest-earning assets	295,715	1,399	1.90%	265,339	726	1.11%	593,739	1,034	0.69%
Total interest-earning assets	8,781,982	88,418	4.04%	8,820,192	84,269	3.87%	8,831,739	81,573	3.66%
Allowance for loan losses	(94,217)			(92,618)			(92,367)
BOLI and noninterest-earning assets	654,931			664,731			592,583
Total assets	$9,342,696			$9,392,305			$9,331,955

Interest-bearing liabilities
Interest-bearing checking	$2,363,233	$1,457	0.25%	$2,409,262	$641	0.11%	$2,461,397	$693	0.11%
Savings and money market	1,598,663	860	0.22%	1,673,244	510	0.12%	1,780,483	1,078	0.24%
Certificates of deposit	631,415	863	0.55%	508,244	237	0.19%	610,766	301	0.20%
Total interest-bearing deposits	4,593,311	3,180	0.28%	4,590,750	1,388	0.12%	4,852,646	2,072	0.17%
FHLB advances	485,629	3,114	2.57%	459,749	2,953	2.60%	407,122	2,977	2.90%
Other borrowings	117,688	325	1.11%	116,495	55	0.19%	27,300	7	0.10%
Long-term debt	274,515	3,500	5.11%	274,417	3,432	5.07%	270,879	3,478	5.09%
Total interest-bearing liabilities	5,471,143	10,119	0.74%	5,441,411	7,828	0.58%	5,557,947	8,534	0.61%
Noninterest-bearing deposits	2,804,877			2,795,633			2,614,712
Noninterest-bearing liabilities	96,791			105,349			123,514
Total liabilities	8,372,811			8,342,393			8,296,173
Total stockholders’ equity	969,885			1,049,912			1,035,782
Total liabilities and stockholders’ equity	$9,342,696			$9,392,305			$9,331,955

Net interest income/spread		$78,299	3.30%		$76,441	3.29%		$73,039	3.05%
Net interest margin			3.58%			3.51%			3.28%

Ratio of interest-earning assets to interest-bearing liabilities	161%			162%			159%
Total deposits	$7,398,188	$3,180	0.17%	$7,386,383	$1,388	0.08%	$7,467,358	$2,072	0.11%
Total funding (1)	$8,276,020	$10,119	0.49%	$8,237,044	$7,828	0.39%	$8,172,659	$8,534	0.41%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Three Months Ended
	September 30, 2021			June 30, 2021
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,379,962	$26,542	4.42%	$2,313,483	$27,222	4.72%
Commercial and industrial and SBA	2,322,372	25,345	4.33%	2,154,512	22,978	4.28%
SFR mortgage	1,331,876	11,683	3.48%	1,277,552	11,410	3.58%
Other consumer	22,164	238	4.26%	23,881	275	4.62%
Loans held-for-sale	2,956	29	3.89%	1,987	15	3.03%
Gross loans and leases	6,059,330	63,837	4.18%	5,771,415	61,900	4.30%
Securities	1,347,317	7,167	2.11%	1,308,230	6,986	2.14%
Other interest-earning assets	222,274	787	1.40%	258,915	791	1.23%
Total interest-earning assets	7,628,921	71,791	3.73%	7,338,560	69,677	3.81%
Allowance for loan losses	(76,028)			(79,103)
BOLI and noninterest-earning assets	588,720			567,549
Total assets	$8,141,613			$7,827,006

Interest-bearing liabilities
Interest-bearing checking	$2,280,429	$632	0.11%	$2,182,419	$679	0.12%
Savings and money market	1,583,791	1,350	0.34%	1,638,105	2,244	0.55%
Certificates of deposit	571,822	430	0.30%	633,101	620	0.39%
Total interest-bearing deposits	4,436,042	2,412	0.22%	4,453,625	3,543	0.32%
FHLB advances	435,984	2,990	2.72%	418,111	2,944	2.82%
Other borrowings	126,352	34	0.11%	17,920	4	0.09%
Long-term debt	256,634	3,379	5.22%	256,492	3,339	5.22%
Total interest-bearing liabilities	5,255,012	8,815	0.67%	5,146,148	9,830	0.77%
Noninterest-bearing deposits	1,939,912			1,767,711
Noninterest-bearing liabilities	98,748			98,174
Total liabilities	7,293,672			7,012,033
Total stockholders’ equity	847,941			814,973
Total liabilities and stockholders’ equity	$8,141,613			$7,827,006

Net interest income/spread		$62,976	3.06%		$59,847	3.04%
Net interest margin			3.28%			3.27%

Ratio of interest-earning assets to interest-bearing liabilities	145%			143%
Total deposits	$6,375,954	$2,412	0.15%	$6,221,336	$3,543	0.23%
Total funding (1)	$7,194,924	$8,815	0.49%	$6,913,859	$9,830	0.57%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Six Months Ended
	June 30, 2022			June 30, 2021
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,870,339	$62,658	4.40%	$2,317,971	$53,610	4.66%
Commercial and industrial and SBA	2,637,413	59,376	4.54%	2,187,818	45,888	4.23%
SFR mortgage	1,659,633	30,068	3.65%	1,244,015	23,157	3.75%
Other consumer	95,326	2,973	6.29%	26,188	569	4.38%
Loans held-for-sale	3,523	54	3.09%	1,701	21	2.49%
Gross loans and leases	7,266,234	155,129	4.31%	5,777,693	123,245	4.30%
Securities	1,254,137	15,433	2.48%	1,272,383	13,487	2.14%
Other interest-earning assets	280,611	2,125	1.53%	297,465	1,563	1.06%
Total interest-earning assets	8,800,982	172,687	3.96%	7,347,541	138,295	3.80%
Allowance for credit losses	(93,422)			(80,102)
BOLI and noninterest-earning assets	659,804			576,446
Total assets	$9,367,364			$7,843,885

Interest-bearing liabilities
Interest-bearing checking	$2,386,120	$2,097	0.18%	$2,161,483	$1,581	0.15%
Savings and money market	1,635,747	1,371	0.17%	1,646,269	4,634	0.57%
Certificates of deposit	570,170	1,100	0.39%	676,400	1,614	0.48%
Total interest-bearing deposits	4,592,037	4,568	0.20%	4,484,152	7,829	0.35%
FHLB advances	472,760	6,067	2.59%	432,286	6,056	2.83%
Other borrowings	117,095	379	0.65%	11,061	6	0.11%
Long-term debt	274,466	6,933	5.09%	256,427	6,641	5.22%
Total interest-bearing liabilities	5,456,358	17,947	0.66%	5,183,926	20,532	0.80%
Noninterest-bearing deposits	2,800,281			1,710,930
Noninterest-bearing liabilities	101,048			97,658
Total liabilities	8,357,687			6,992,514
Total stockholders’ equity	1,009,677			851,371
Total liabilities and stockholders’ equity	$9,367,364			$7,843,885

Net interest income/spread		$154,740	3.30%		$117,763	3.00%
Net interest margin			3.55%			3.23%

Ratio of interest-earning assets to interest-bearing liabilities	161%			142%
Total deposits	$7,392,318	$4,568	0.12%	$6,195,082	$7,829	0.25%
Total funding (1)	$8,256,639	$17,947	0.44%	$6,894,856	$20,532	0.60%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Tangible assets, tangible equity, tangible common equity, tangible equity to tangible assets, tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, adjusted noninterest expense, adjusted noninterest expense to average total assets, pre-tax pre-provision (PTPP) income (loss), adjusted PTPP income (loss), PTPP income (loss) ROAA, adjusted PTPP income (loss) ROAA, efficiency ratio, adjusted efficiency ratio, adjusted net income, adjusted net income available to common stockholders, adjusted diluted earnings per share (EPS) and adjusted return on average assets (ROAA) constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible assets and tangible equity are calculated by subtracting goodwill and other intangible assets from total assets and total equity. Tangible common equity is calculated by subtracting preferred stock from tangible equity. Return on average tangible common equity is computed by dividing net income (loss) available to common stockholders, after adjustment for amortization of intangible assets, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
PTPP income is calculated by adding net interest income and noninterest income (total revenue) and subtracting noninterest expense. Adjusted PTPP income is calculated by adding total revenue and subtracting adjusted noninterest expense. PTPP income ROAA is computed by dividing annualized PTPP income by average assets. Adjusted PTPP income ROAA is computed by dividing annualized adjusted PTPP income by average assets. Efficiency ratio is computed by dividing noninterest expense by total revenue. Adjusted efficiency ratio is computed by dividing adjusted noninterest expense by total revenue.
Adjusted net income (loss) is calculated by adjusting net income (loss) for tax-effected noninterest expense adjustments and the tax impact from the exercise of stock appreciation rights for the periods indicated. Adjusted ROAA is computed by dividing annualized adjusted net income by average assets. Adjusted net income (loss) available to common stockholders is computed by removing the impact of preferred stock redemptions from adjusted net income (loss). Adjusted diluted earnings per share is computed by dividing adjusted net income (loss) available to common stockholders by the weighted average diluted common shares outstanding.
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$9,502,113	$9,583,540	$9,393,743	$8,278,741	$8,027,413
Less goodwill	(95,127)	(95,127)	(94,301)	(37,144)	(37,144)
Less other intangible assets	(4,677)	(4,990)	(6,411)	(1,787)	(2,069)
Tangible assets(1)	$9,402,309	$9,483,423	$9,293,031	$8,239,810	$7,988,200

Total stockholders' equity	$949,130	$979,009	$1,065,290	$844,803	$829,362
Less preferred stock	—	—	(94,956)	(94,956)	(94,956)
Total common stockholders' equity	$949,130	$979,009	$970,334	$749,847	$734,406

Total stockholders' equity	$949,130	$979,009	$1,065,290	$844,803	$829,362
Less goodwill	(95,127)	(95,127)	(94,301)	(37,144)	(37,144)
Less other intangible assets	(4,677)	(4,990)	(6,411)	(1,787)	(2,069)
Tangible equity(1)	849,326	878,892	964,578	805,872	790,149
Less preferred stock	—	—	(94,956)	(94,956)	(94,956)
Tangible common equity(1)	$849,326	$878,892	$869,622	$710,916	$695,193

Total stockholders' equity to total assets	9.99%	10.22%	11.34%	10.20%	10.33%
Tangible equity to tangible assets(1)	9.03%	9.27%	10.38%	9.78%	9.89%
Tangible common equity to tangible assets(1)	9.03%	9.27%	9.36%	8.63%	8.70%

Common shares outstanding	59,985,736	62,077,312	62,188,206	50,321,096	50,313,228
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	60,463,057	62,554,633	62,665,527	50,798,417	50,790,549

Book value per common share	$15.70	$15.65	$15.48	$14.76	$14.46
Tangible common equity per share(1)	$14.05	$14.05	$13.88	$13.99	$13.69
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Return on tangible common equity
Average total stockholders' equity	$969,885	$1,049,912	$1,035,782	$847,941	$814,973	$1,009,677	$851,371
Less average preferred stock	—	(75,965)	(94,956)	(94,956)	(94,956)	(37,773)	(129,733)
Average common stockholders' equity	969,885	973,947	940,826	752,985	720,017	971,904	721,638
Less average goodwill	(95,127)	(94,307)	(86,911)	(37,144)	(37,144)	(94,719)	(37,144)
Less average other intangible assets	(4,869)	(6,224)	(4,994)	(1,941)	(2,224)	(5,543)	(2,370)
Average tangible common equity(1)	$869,889	$873,416	$848,921	$713,900	$680,649	$871,642	$682,124

Net income available to common stockholders	$26,712	$43,345	$4,024	$21,443	$17,323	$70,057	$25,088
Add amortization of intangible assets	313	441	430	282	282	754	564
Less tax effect on amortization of intangible assets(2)	(66)	(93)	(90)	(59)	(59)	(158)	(118)
Net income available to common stockholders after adjustments for intangible assets(1)	$26,959	$43,693	$4,364	$21,666	$17,546	$70,653	$25,534

Return on average equity	11.05%	18.74%	2.20%	10.84%	9.38%	15.02%	7.92%
Return on average tangible common equity(1)	12.43%	20.29%	2.04%	12.04%	10.34%	16.35%	7.55%
(1)Non-GAAP measure.
(2)Adjustments shown net of a statutory Federal tax rate of 21%.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Adjusted noninterest expense
Total noninterest expense	$48,612	$46,596	$58,872	$37,811	$39,832	$95,208	$86,995
Noninterest expense adjustments:
Professional (fees) recoveries	(455)	106	(642)	2,152	1,284	(349)	563
Merger-related costs	—	—	(13,469)	(1,000)	(700)	—	(1,400)
Noninterest expense adjustments before (loss) gain in alternative energy partnership investments	(455)	106	(14,111)	1,152	584	(349)	(837)
(Loss) gain in alternative energy partnership investments	(1,043)	(158)	1,220	1,785	829	(1,201)	(2,801)
Total noninterest expense adjustments	(1,498)	(52)	(12,891)	2,937	1,413	(1,550)	(3,638)
Adjusted noninterest expense(1)	$47,114	$46,544	$45,981	$40,748	$41,245	$93,658	$83,357

Average assets	$9,342,696	$9,392,305	$9,331,955	$8,141,613	$7,827,006	$9,367,364	$7,843,885
Noninterest expense to average total assets	2.09%	2.01%	2.50%	1.84%	2.04%	2.05%	2.24%
Adjusted noninterest expense to average total assets(1)	2.02%	2.01%	1.95%	1.99%	2.11%	2.02%	2.14%
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Adjusted pre-tax pre-provision income
Net interest income	$78,299	$76,441	$73,039	$62,976	$59,847	$154,740	$117,763
Noninterest income	7,186	5,910	5,605	5,519	3,443	13,096	8,252
Total revenue	85,485	82,351	78,644	68,495	63,290	167,836	126,015
Noninterest expense	48,612	46,596	58,872	37,811	39,832	95,208	86,995
Pre-tax pre-provision income(1)	$36,873	$35,755	$19,772	$30,684	$23,458	$72,628	$39,020

Total revenue	$85,485	$82,351	$78,644	$68,495	$63,290	$167,836	$126,015
Noninterest expense	48,612	46,596	58,872	37,811	39,832	95,208	86,995
Total noninterest expense adjustments	(1,498)	(52)	(12,891)	2,937	1,413	(1,550)	(3,638)
Adjusted noninterest expense(1)	47,114	46,544	45,981	40,748	41,245	93,658	83,357
Adjusted pre-tax pre-provision income(1)	$38,371	$35,807	$32,663	$27,747	$22,045	$74,178	$42,658

Average assets	$9,342,696	$9,392,305	$9,331,955	$8,141,613	$7,827,006	$9,367,364	$7,843,885
Pre-tax pre-provision income ROAA(1)	1.58%	1.54%	0.84%	1.50%	1.20%	1.56%	1.00%
Adjusted pre-tax pre-provision income ROAA(1)	1.65%	1.55%	1.39%	1.35%	1.13%	1.60%	1.10%
Efficiency ratio(1)	56.87%	56.58%	74.86%	55.20%	62.94%	56.73%	69.04%
Adjusted efficiency ratio(1)	55.11%	56.52%	58.47%	59.49%	65.17%	55.80%	66.15%
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Adjusted net income
Net income (1)(2)	$26,712	$48,512	$5,751	$23,170	$19,050	$75,224	$33,425
Adjustments:
Noninterest expense adjustments	1,498	52	12,891	(2,937)	(1,413)	1,550	3,638
Tax impact of adjustments above(3)	(443)	(15)	(3,811)	868	418	(458)	(1,076)
Tax impact from exercise of stock appreciation rights	—	—	—	—	—	—	(2,093)
Adjustments to net income	1,055	37	9,080	(2,069)	(995)	1,092	469
Adjusted net income(4)	$27,767	$48,549	$14,831	$21,101	$18,055	$76,316	$33,894

Average assets	$9,342,696	$9,392,305	$9,331,955	$8,141,613	$7,827,006	$9,367,364	$7,843,885
ROAA	1.15%	2.09%	0.24%	1.13%	0.98%	1.62%	0.86%
Adjusted ROAA(4)	1.19%	2.10%	0.63%	1.03%	0.93%	1.64%	0.87%

Adjusted net income available to common stockholders
Net income available to common stockholders	$26,712	$43,345	$4,024	$21,443	$17,323	$70,057	$25,088
Adjustments to net income	1,055	37	9,080	(2,069)	(995)	1,092	469
Adjustments for impact of preferred stock redemption	—	3,747	—	—	—	3,747	3,347
Adjusted net income available to common stockholders(4)	$27,767	$47,129	$13,104	$19,374	$16,328	$74,896	$28,904

Average diluted common shares	61,600,615	62,906,003	60,690,046	50,909,317	50,892,202	62,248,376	50,810,285
Diluted EPS	$0.43	$0.69	$0.07	$0.42	$0.34	$1.13	$0.49
Adjusted diluted EPS(4)(5)	$0.45	$0.75	$0.22	$0.38	$0.32	$1.20	$0.57
(1)Net income for the three months ended March 31, 2022 includes a $31.3 million pre-tax reversal of credit losses due to the recovery from the settlement of a previously charged-off loan; there is no similar recovery in any of the other periods presented. The Bank previously recognized a $35.1 million charge-off for this loan during the third quarter of 2019.
(2)Net income for the three months ended December 31, 2021 includes an $11.3 million pre-tax charge for the expected lifetime credit losses for non-purchased credit deteriorated loans acquired in the PMB Acquisition; there is no similar charge in any of the other periods presented.
(3)Tax impact of adjustments shown at a statutory tax rate of 29.6%.
(4)Non-GAAP measure.
(5)Represents adjusted net income available to common stockholders divided by average diluted common shares.